SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 24, 2003

LAKELAND BANCORP, INC.

(Exact name of registrant as specified in its charter)

New Jersey	33-27312	22-2953275
(State or other jurisdiction of incorpration)	(Commission File Number)	(IRS Employer Identification Number)

250 Oak Ridge Road, Oak Ridge, New Jersey		07438
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (973) 697-2000

Item 5. Other Events and Regulation FD Disclosure

On October 27, 2003, Lakeland Bancorp, Inc. (“Lakeland”) and Newton Financial Corporation (“Newton”) issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing that Lakeland and Newton entered into an Agreement and Plan of Merger, dated as of October 24, 2003 (the “Merger Agreement”), pursuant to which Newton will merge with and into Lakeland (the “Merger”). Upon consummation of the Merger, Newton’s banking subsidiary, Newton Trust Company, will be operated as a separate bank subsidiary for a two-year period before being merged into Lakeland Bank. Under the terms of the Merger Agreement, Newton shareholders will have the right to elect to receive Lakeland common shares at the rate of 4.5 shares of Lakeland for each share of Newton or $72.08 cash for each of their shares, subject to the election and allocation procedures described in the Merger Agreement. Consummation of the Merger is subject to regulatory approvals, the approval of Lakeland’s shareholders, the approval of Newton’s shareholders and other conditions described in the Merger Agreement.

The Merger Agreement provides that Newton will pay to Lakeland a termination fee of $3,250,000 and reimburse Lakeland for certain out-of-pocket expenses if the Merger Agreement is terminated under certain circumstances.

The Merger Agreement is filed as Exhibit 2.1 hereto and is incorporated herein by reference. The text of Item 5 of this Current Report on Form 8-K is qualified in its entirety by reference to such Exhibit.

The Merger is expected to be consummated during the second quarter of 2004. There can be no assurance, however, that the Merger will in fact be consummated.

Item 7. Financial Statements and Exhibits.

Exhibit 2.1 – Agreement and Plan of Merger, dated as of October 24, 2003, by and between Lakeland and Newton.

Exhibit 99.1 – Press Release, dated October 27, 2003.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/s/ Roger Bosma
Roger Bosma President and Chief Executive Officer

Dated: October 29, 2003

EXHIBIT INDEX

Exhibit 2.1 – Agreement and Plan of Merger, dated as of October 24, 2003, by and between Lakeland and Newton.

Exhibit 99.1 – Press Release, dated October 27, 2003.